Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion or incorporation by reference of (i) our reserve report dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets of Prairie Operating Co. (the “Company”) (referred to in such report as the “Initial Genesis Assets”), as of December 31, 2023, (ii) our reserve report dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets of the Initial Genesis Assets, as of January 31, 2024 (iii) our reserve report dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets (referred to in such report as the “Central Weld Assets”), as of January 31, 2024, and (iv) our reserve report dated March 15, 2024, with respect to the estimates of reserves and future net revenues of certain assets acquired by the Company (referred to in such report as the “Genesis Bolt-on Assets”), as of January 31, 2024, in this Current Report on Form 8-K of the Company, and to the incorporation by reference of such reports in the Registration Statements on Form S-1 (No. 333-272743; No. 333-276998) of the Company, filed with the U.S. Securities and Exchange Commission.

/s/ Cawley, Gillespie & Associates, Inc.
Fort Worth, Texas
April 8, 2024